Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

LEMONADE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	3,650,000 (2)	$50.29 (3)	$183,558,500	$138.10 per million dollars	$25,349

Total Offering Amounts					$183,558,500		$25,349
Total Fee Offsets (4)							–
Net Fee Due							$25,349

(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Lemonade, Inc. (the "Company") 2020 Incentive Award Plan (the “Lemonade 2020 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Lemonade 2020 Plan.

(2) Represents 3,650,000 shares of common stock reserved for issuance under the Lemonade 2020 Plan that became available for issuance on January 1, 2026 under the Lemonade 2020 Plan, pursuant to the terms of the Lemonade 2020 Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on February 24, 2026.

(4) The Company does not have any fee offsets.